Relocation Repayment Agreement
In consideration of the relocation costs paid by HomeTrust Bank, I hereby agree to the following Relocation Repayment Agreement in the event of my resignation or termination for cause within the first 24 months of my employment. I agree to reimburse 100% of the household goods moving expenses (packing, transport, delivery and unpacking) and the cost of temporary housing in the event of my resignation of employment or termination for cause before completion of the second year of my new employment.
If, at the time my final payroll check is issued, I have not yet reimbursed HomeTrust Bank any sums owed under this Agreement, I expressly authorize HomeTrust Bank to withhold such sums from my final payroll check or from any other amounts owed me (i.e. unpaid PTO). In the event such repayment is not made as provided herein, or a remaining balance is owed to HomeTrust Bank after termination of my employment, I further agree to pay all costs reasonably incurred by HomeTrust Bank in connection with the collection of amounts owed.

This Agreement does not constitute an employment contract for a definite term. I may, at any time, terminate the employment relationship with or without cause and with or without notice and HomeTrust Bank may, at any time, terminate the employment relationship with or without cause and with or without notice.

Keith J. Houghton	March 10, 2014
Applicant/Employee (Please Print)	Employment Start Date

Applicant/Employee Signature	Date

Human Resources Manager	Date